Exhibit 8.1

List of Significant Subsidiaries and Affiliates of Ku6 Media Co., Ltd.

Name of Subsidiary or Affiliate	State or Jurisdiction of Incorporation
Ku6 Holding Limited	Cayman Islands

Ku6 (Beijing) Technology Co., Ltd.	People’s Republic of China

WeiMoSanYi (Tianjin) Technology Co., Ltd.	People’s Republic of China

Kusheng (Tianjin) Technology Co., Ltd.	People’s Republic of China

Ku6 (Beijing) Information Technology Co., Ltd.	People’s Republic of China

Tianjin Ku6 Zheng Yuan Information Technology Co., Ltd.	People’s Republic of China

Ku6 (Beijing) Cultural Media Co., Ltd.	People’s Republic of China

Tianjin Ku6 Network Communication Technology Co., Ltd.	People’s Republic of China